Exhibit 10.31

December 3, 2012

Mark Ryan

Chief Information Officer

Travelport GDS

Dear Mark:

This letter agreement (“Letter Agreement”) will amend the December 16, 2011 employment agreement between you and Travelport, LP (the “Employment Agreement”) as well as certain Management Equity Award Agreements with TDS Investor (Cayman) L.P. and Travelport Worldwide Limited, as set forth in more detail below (collectively, the “Management Equity Award Agreements”).

1.	Section 7(c)(iii)(B) of the Employment Agreement is amended by deleting the current language in its entirety and replacing it with the following language:

subject to Executive’s execution, delivery, and non-revocation of a separation agreement and general release substantially in the form attached hereto as Exhibit A (“the General Release”) within forty-five (45) days following termination of employment, and further subject to continued compliance with the provisions of Sections 8 and 9, (x) payment of (i) one (1) times the Base Salary plus (ii) a pro rata portion of any Annual Bonus at Target in the year of termination based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment and for which Executive was not otherwise eligible for or received a bonus under Section 4 hereof; and (y) the severance benefits provided for in the General Release for the period set forth therein (or a lump sum equivalent of such benefits). The Severance Pay shall be paid in a lump sum as soon as practicable following the effective date of the General Release, but no later than sixty (60) days after the termination of Executive’s employment (i.e. the Last Day of Employment, as defined in the General Release); provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other severance plans, programs or arrangements of the Company or its affiliates (which, for the avoidance of doubt, shall exclude any cash payments related to equity in the Company or its affiliates); and

2.	Section 3.1(e) of the August 18, 2010 Management Equity Award Agreement between you and TDS Investor (Cayman) L.P. is amended by deleting the current language in its entirety and replacing it with the following language:

(e)	Notwithstanding the foregoing in the event that:

(i) a Change of Control occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested in the unvested Restricted Equity Units at Target (including, for the avoidance of doubt, any Restricted Equity Units that remain unvested due to the failure in any prior calendar year(s) to achieve the Annual Goals at Target) immediately prior to such Change of Control (and such Restricted Equity Units shall automatically convert to Vested Restricted Equity Units hereunder) and any Restricted Equity Units that remain unvested after such conversion shall be forfeited;

(ii) Executive’s employment with the Company is terminated by the Company other than for Cause, by Executive as the result of a Constructive Termination, or as a result of death or Disability, Executive shall be deemed to have vested in the unvested Restricted Equity Units that would have vested (and such Restricted Equity Units shall be treated as Vested Restricted Equity Units hereunder) assuming (1) that Executive’s employment continued for eighteen (18) months following the termination of Executive’s employment (“Accelerated Vesting Date”), (2) that the award vests ratably on a monthly basis beginning on the prior Vesting Date through the Accelerated Vesting Date over the remainder of the performance period that ends on December 31, 2013, and (3) performance at Target. (Given the date of this Letter Agreement and the vesting schedule for Restricted Equity Units under this Agreement, if Executive’s employment is termination pursuant to this Section 3(e)(ii), all Unvested Restricted Equity Units will vest at Target.) Any Restricted Equity Units that remain unvested after the application of this Section 3(e)(ii) shall be forfeited; and

(iii) Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(e)(ii), Executive shall have no right to further vesting of the Restricted Equity Units that are Unvested Restricted Equity Units (and such Restricted Equity Units shall be forfeited on such termination of employment).

3.	The following definition is added to Section 1 (entitled “Definitions”) of the August 18, 2010 Management Equity Award Agreement between you and TDS Investor (Cayman) L.P.:

“Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Constructive Termination” means (A) any material reduction in Executive’s base salary or annual bonus opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of the Company or its affiliates to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company’s receipt of written notice from Executive describing the event constituting a Constructive Termination, (C) a material and sustained diminution to Executive’s duties and responsibilities as of the date of this Agreement or (D) the primary business office for Executive being relocated by more than 50 miles; provided that any of the events described in clauses (A)-(D) of this definition of “Constructive Termination” shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence thereof or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

4.	Section 3.1(b) of the December 16, 2011 Management Equity Award Agreement between you and Travelport Worldwide Limited is amended by deleting the current language in its entirety and replacing it with the following language:

(b)	Notwithstanding the foregoing, in the event that:

(i) a Change in Control occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested in the unvested Restricted Share Units immediately prior to such Change in Control (and such unvested Restricted Share Units shall automatically convert to Vested Restricted Share Units hereunder);

(ii) Executive’s employment with the Company is terminated by the Company other than for Cause, by Executive as the result of a Constructive Termination, or as a result of death or Disability, Executive shall be deemed to have vested in the unvested Restricted Share Units that would have vested (and such Restricted Shares Units shall be treated as Vested Restricted Share Units hereunder) assuming (1) that Executive’s employment continued for eighteen (18) months following the termination of Executive’s employment and (2) that the award vests ratably on a monthly basis beginning on January 1, 2012 through January 1, 2014. (Given the date of this Letter Agreement and the vesting schedule for Restricted Share Units under this Agreement, if Executive’s employment is termination pursuant to this Section 3(b)(ii), all Unvested Restricted Share Units will vest.); and

(iii) Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(b)(ii), Executive shall have no right to further vesting of the Restricted Share Units that are Unvested Restricted Share Units (and such Restricted Share Units shall be forfeited on such termination of employment).

5.	Section 3.1(e) of the May 21, 2012 Management Equity Award Agreement between you and Travelport Worldwide Limited is amended by deleting the current language in its entirety and replacing it with the following language:

(e)	Notwithstanding the foregoing, in the event that:

(i) a Change in Control occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested in the unvested Restricted Share Units at Target (including, for the avoidance of doubt, any Restricted Share Units that remain unvested due to the failure in any prior calendar year(s) to achieve the Annual Goals at Target) immediately prior to such Change in Control (and such Restricted Share Units shall automatically convert to Vested Restricted Share Units hereunder) and any Restricted Share Units that remain unvested after such conversion shall be forfeited;

(ii) Executive’s employment with the Company is terminated by the Company other than for Cause, by Executive as the result of a Constructive Termination, or as a result of death or Disability, Executive shall be deemed to have vested in the unvested Restricted Share Units that would have vested (and such Restricted Share Units shall be treated as Vested Restricted Share Units hereunder) assuming (1) that Executive’s employment continued for eighteen (18) months following the termination of Executive’s employment (“Accelerated Vesting Date”), (2) that the award vests ratably on a monthly basis beginning on the prior Vesting Date through the Accelerated Vesting Date over the remainder of the performance period that ends on December 31, 2015, and (3) performance at Target. Any Restricted Share Units that remain unvested after the application of this Section 3(e)(ii) shall be forfeited; and

(iii) Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(e)(ii), Executive shall have no right to further vesting of the Restricted Share Units that are Unvested Restricted Share Units (and such Restricted Share Units shall be forfeited on such termination of employment).

Except as expressly set forth above, these amendments take effect upon the parties’ execution of this Letter Agreement. Except as expressly amended herein, the Employment Agreement and the Management Equity Award Agreements remain in full force and effect as written.

Please indicate your acceptance of these terms by signing below.

Very truly yours,

As to paragraph 1 above only:
Travelport, LP By Travelport Holdings, LLC, as General Partner
By:

Signature:	/s/ Rochelle Boas
Name:	Rochelle Boas
Title:	Senior Vice President & Secretary

As to paragraphs 2 and 3 above only:
TDS Investor (Cayman) L.P.
By: TDS Investor (Cayman) GP Ltd., its general partner
By:

Signature:	/s/ Rochelle Boas
Name:	Rochelle Boas
Title:	Senior Vice President & Assistant Secretary

As to paragraphs 4 and 5 only above only:
Travelport Worldwide Limited
By:

Signature:	/s/ Rochelle Boas
Name:	Rochelle Boas
Title:	Senior Vice President & Assistant Secretary

ACCEPTED AND AGREED TO:

/s/ Mark Ryan
Mark Ryan

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